Exhibit 99.1

Avnet, Inc. Announces Plans for Avnet Technology Solutions Leadership Transition

PHOENIX – September 3, 2014 – Avnet, Inc. (NYSE:AVT), a global value-added technology distributor, today announced that Avnet Technology Solutions Global President Phil Gallagher intends to step down from his current role to focus on new career opportunities in line with his personal goals. Mr. Gallagher will stay in place until a successor is named and will assist in a collaborative transition. The company has initiated a search to replace him and expects to have a new leader in place by the end of the calendar year.

Rick Hamada, chief executive officer, said, “Phil is a well-respected, 31-year veteran of the company. Over the past five years, the Technology Solutions team has built a solid foundation for the future, adding several strategic suppliers, technologies and services to our portfolio. In addition, they have expanded our geographic footprint in many key markets in the Americas, EMEA and Asia Pacific. With this in place, we are well positioned to create the robust solutions our customers need, and we thank Phil for his valuable contributions to the business.”

About Avnet Technology Solutions
As a global IT solutions distributor, Avnet Technology Solutions transforms technology into business solutions for customers around the world. It collaborates with customers and suppliers to create and deliver services, software and hardware solutions that address the changing needs of end-user customers. The group serves customers and suppliers in North America, Latin America and Caribbean, Asia Pacific, and Europe, Middle East and Africa. It generated US $11.0 billion in annual revenue for fiscal year 2014. Avnet Technology Solutions is an operating group of Avnet, Inc. For more information, visit http://www.ats.avnet.com.

About Avnet
Avnet, Inc. (NYSE: AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2014, Avnet generated sales of $27.5 billion. For more information, visit www.avnet.com. (AVT—IR)